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                                                                    EXHIBIT 99.C



        expenditure made by the Partnership which the General Partners deem to be the fair, just and equitable share that should be borne by Murray Income Properties II, Ltd.

                                AMENDMENT NO. 9

        Explanation of Amendment. Section 10.15 requires the Corporate General Partner to allocate 25% of its share of Cash Distributions from Operations to a "Repurchase Fund" for the purchase of Interests upon the request of a Limited Partner. The Corporate General Partner is permitted to commingle the amount allocated to the "Repurchase Fund" with other assets of the Corporate General Partner. To the present time, however, the Corporate General Partner has not been paid any Cash Distributions from Operations since the allocation and payment of Cash Distributions to the Corporate General Partner is subordinated to the prior receipt by the Limited Partners of a non-cumulative 7% annual return from either Cash Distributions from Operations or Cash Distributions from Sales or Refinancings, or both, on their Average Annual Unreturned Invested Capital.

        Since the amendments herein will reduce the allocation of Cash Distributions from Operations to the Corporate General Partner from 8% to 3% and will reallocate 5% of such 8% to the Non-Corporate General Partner (subordinate, of course, in each instance to the prior receipt by the Limited Partners of a non-cumulative 7% annual return from either Cash Distributions from Operations or Cash Distributions from Sales or Refinancings, or both), this amendment will require both the Corporate General Partner and the Non-Corporate General Partner, in the proportions of 3/8ths for the Corporate General Partner and 5/8ths for the Non-Corporate General Partner, respectively, to allocate 25% of their respective shares of any such subordinated Cash Distributions from Operations to a "Repurchase Fund" to be established by each of them, respectively.

        The Amendment.  The last two sentences in the first paragraph of Section
10.15 are hereby deleted and there is hereby substituted in lieu thereof the following three sentences:

        "The Corporate General Partner will allocate 25% of its share of Cash Distributions from Operations to a "Repurchase Fund" and the Non-Corporate General Partner will allocate to a "Repurchase Fund" 25% of its 5% share of Cash Distributions from Operations that is subordinated to the prior receipt by the Limited Partners of a non-cumulative 7% annual return from either Cash Distributions from Operations or Cash Distributions from Sales or Refinancings, or both, on their Average Annual Unreturned Invested Capital. The Corporate General Partner's share of Cash Distributions from Operations allocated to the Repurchase Fund will be commingled with other assets of the Corporate General Partner and the Non-corporate General Partner's share of Cash Distributions from Operations allocated to the Repurchase Fund will be commingled with other assets of the Non-corporate General Partner. Any repurchase of Interests pursuant to this Section 10.15 shall be in the proportions of 3/8ths by the Corporate General Partner and 5/8ths by the Non-corporate General Partner, respectively.*

                                AMENDMENT NO. 10

        Explanation of Amendment. Section 11.3 provides in respect of voting on any matter on which the Limited Partners are entitled to vote that each Limited Partner will be deemed to be "--the holder of only those Interests shown on Exhibit A, as amended by the last-filed certificate of limited partnership." The Texas Uniform Limited Partnership Act requires the filing of a certificate of limited partnership that lists the name and address of each limited partner of a limited partnership and the amount of the contribution of each limited partner to the partnership. The certificate of limited partnership filed in the office of the Secretary of State is authoritative as to the identity of limited partners. The Texas Uniform Limited Partnership also does not permit an owner of a limited partnership interest to be considered a "limited

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